________________________________________________________________________________


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          LORACA INTERNATIONAL, INC.,

                        LORACA ACQUISITION CORPORATION,

                        THE LEXUS COMPANIES, INC., AND

                              THE SHAREHOLDERS OF

                           THE LEXUS COMPANIES, INC.



                               February 11, 2000


________________________________________________________________________________

                               TABLE OF CONTENTS

Section                                                                                                        Page
1.  The Merger.................................................................................................   2

2.  Conversion of Shares.......................................................................................   2

3.  Closing; Obligations of the Parties........................................................................   3
         3.1  Closing; Closing Date 3
         3.2  Obligations of the Parties at the Closing........................................................   3

4.  Several Representations of Shareholders....................................................................   4
         4.1  Ownership of Shares..............................................................................   4
         4.2  Investment Intent................................................................................   5

5.  Representations and Warranties by Individual Shareholders..................................................   6
         5.1  Organization, Good Standing and Qualification....................................................   6
         5.2  Subsidiaries.....................................................................................   7
         5.3  No Violation.....................................................................................   7
         5.4  Capitalization...................................................................................   7
         5.5  Financial Statements.............................................................................   8
         5.6  Assets...........................................................................................   9
         5.7  Title to Properties; Encumbrances................................................................   9
         5.8  Trademarks, Patents, Etc.........................................................................   9
         5.9  No Undisclosed Liability.........................................................................  10
         5.10  Absence of Certain Changes......................................................................  10
         5.11  Tax Matters.....................................................................................  12
         5.12  Compliance with Applicable Law..................................................................  13
         5.13  Absence of Questionable Payments................................................................  13
         5.14  Litigation......................................................................................  13
         5.15  Insurance.......................................................................................  14
         5.16  Contract Service Warranties.....................................................................  15
         5.17  Employees and Fringe Benefit Plans..............................................................  15
         5.18  Environmental Matters...........................................................................  17
         5.19  Contracts and Commitments.......................................................................  18
         5.20  Accounts Receivable.............................................................................  19
         5.21  Labor Matters...................................................................................  20
         5.22  No Breach.......................................................................................  20
         5.23  Year 2000.......................................................................................  21
         5.24  Professional Fees...............................................................................  21
         5.25  Consents and Approvals..........................................................................  21
         5.26  Corporate Records...............................................................................  21
         5.27  Inventories.....................................................................................  22

                               TABLE OF CONTENTS

Section                                                                                                        Page
         5.28  Servicing Agreements............................................................................  22
         5.29  Mortgage Loans..................................................................................  22
         5.30  Definitions.....................................................................................  24
         5.31  Full Disclosure.................................................................................  25

6.  Representations and Warranties by Loraca and Merger Sub....................................................  26
         6.1  Organization and Good Standing...................................................................  26
         6.2  Capitalization...................................................................................  26
         6.3  Loraca Information...............................................................................  26
         6.4  Loraca Financials................................................................................  27
         6.5  Condition of Loraca..............................................................................  27
         6.6  Compliance with Applicable Law...................................................................  27
         6.7  Assets...........................................................................................  27
         6.8  Authorization....................................................................................  28
         6.9  Valid and Binding Agreement......................................................................  28
         6.10  No Violation....................................................................................  28
         6.11  Professional Fees...............................................................................  28
         6.12  Consents and Approvals..........................................................................  29
         6.13  Full Disclosure.................................................................................  29

7.  Covenants and Agreements of the Parties....................................................................  29
         7.1  Operation of Business............................................................................  29
         7.2  Notice of Developments...........................................................................  31
         7.3  Exclusivity......................................................................................  31
         7.4  Reorganization...................................................................................  31
         7.5  Election of Shareholder to Loraca Board of Directors.............................................  32
         7.6  Preservation of Existing Business................................................................  32
         7.7  Stock Pledge.....................................................................................  32
         7.8  Registration Rights of Shareholders..............................................................  32

8.  Conditions To Closing......................................................................................  32
         8.1  Conditions to Obligations of Loraca..............................................................  32
         8.2  Conditions to Obligations of the Shareholders....................................................  34

9.  Termination................................................................................................  35
         9.1  Termination of Agreement.........................................................................  35
         9.2  Effect of Termination............................................................................  36

10.  Indemnification...........................................................................................  36
         10.1  Indemnification by Individual Shareholders......................................................  36
         10.2  Indemnification by Loraca.......................................................................  37

                               TABLE OF CONTENTS

Section                                                                                                        Page
         10.3  Limitation on Individual Shareholder Indemnification............................................  37
         10.4  Limitation on Loraca Indemnification............................................................  38
         10.5  * * *...........................................................................................  39
         10.6  Time Limitations................................................................................  39
         10.7  Indemnity Claims................................................................................  39

11.  Shareholders' Agent.......................................................................................  41

12.  Mediation of Claims; Arbitration of Certain Claims........................................................  42
         12.1  Party Mediation of Claims.......................................................................  42
         12.2  Structured Mediation of Claims..................................................................  43
         12.3  Arbitration of Certain Claims...................................................................  44
         12.4  Exclusive Procedures............................................................................  46
         12.5  Tolling of Statutes of Limitation...............................................................  46

13.  Miscellaneous.............................................................................................  46
         13.1  Assignability; Parties in Interest..............................................................  46
         13.2  Entire Agreement; Amendments....................................................................  46
         13.3  Headings........................................................................................  47
         13.4  Severability....................................................................................  47
         13.5  Non-Competition; Non-Solicitation...............................................................  47
         13.6  Notices.........................................................................................  48
         13.7  Release by Shareholders.........................................................................  49
         13.8  Survival of Representations.....................................................................  49
         13.9  Governing Law...................................................................................  49
         13.10  Expenses.......................................................................................  50
         13.11  Knowledge......................................................................................  50
         13.12  Counterparts...................................................................................  50

*  Confidential Treatment Requested

                                   EXHIBITS

Exhibit       Description                                                                                   Section
A             Convertible Note....................................................................................2
B             Allocation of Merger Consideration..................................................................2
C             Loraca's Guaranty..............................................................................3.2(a)
D             Technology Security Agreement..................................................................3.2(a)
E             Opinion of Stokes & Bartholomew, P.A...........................................................3.2(a)
F             Opinion of Greenebaum Doll & McDonald PLLC.....................................................3.2(b)
G             Ownership of Shares...............................................................................5.4
H             Loan Balances.................................................................................5.29(a)
I             Form 10 filed by Loraca...........................................................................6.3
J             Loraca's Business Plan............................................................................6.3
K             Pro Forma Financial Information...................................................................6.3
L             Loraca 1999 Financials............................................................................6.4
M             Indemnification Amount........................................................................10.3(b)

                                   SCHEDULES

Description                                                                                                Schedule
Subsidiaries....................................................................................................5.2
No Violation....................................................................................................5.3
Financial Statements............................................................................................5.5
Assets..........................................................................................................5.6
Title to Properties; Encumbrances...............................................................................5.7
Trademarks, Patents, Etc........................................................................................5.8
No Undisclosed Liability........................................................................................5.9
Absence of Certain Changes.....................................................................................5.10
Tax Matters....................................................................................................5.11
Compliance with Applicable Law.................................................................................5.12
Absence of Questionable Payments...............................................................................5.13
Litigation.....................................................................................................5.14
Insurance......................................................................................................5.15
Contract Service Warranties....................................................................................5.16
Employees and Fringe Benefit Plans.............................................................................5.17
Environmental Matters..........................................................................................5.18
Contracts and Commitments......................................................................................5.19
Accounts Receivable............................................................................................5.20
Labor Matters..................................................................................................5.21
Year 2000......................................................................................................5.23
Professional Fees..............................................................................................5.24
Consents and Approvals.........................................................................................5.25
Mortgage Loans.................................................................................................5.29
Full Disclosure................................................................................................5.31

                           GLOSSARY OF DEFINED TERMS

Defined Term                                                                                                Section
AAA............................................................................................................12.2
Alford.................................................................................................Introduction
Bank One........................................................................................................7.7
Calumet...................................................................................................Recital B
Calumet Shares..................................................................................................5.4
Claim.......................................................................................................10.7(a)
Claims Notice...............................................................................................10.7(a)
Closing.........................................................................................................3.1
Closing Date....................................................................................................3.1
Code......................................................................................................Recital C
Consolidated %s.............................................................................................10.3(b)
Convertible Note..................................................................................................2
ERISA.......................................................................................................5.17(c)
Financial Statements............................................................................................5.5
Indemnitee..................................................................................................10.7(a)
Indemnifying Party..........................................................................................10.7(a)
Individual Shareholder.................................................................................Introduction
Individual Shareholders................................................................................Introduction
Initiating Party............................................................................................12.2(b)
Kirsch.................................................................................................Introduction
Laws...........................................................................................................5.12
Lexus..................................................................................................Introduction
Lexus Common Stock................................................................................................2
Lexus Preferred Stock.............................................................................................2
Loraca.................................................................................................Introduction
Loraca's Indemnified Persons...................................................................................10.1
Losses.........................................................................................................10.1
Merger............................................................................................................1
Merger Consideration..............................................................................................2
Merger Sub.............................................................................................Introduction
Oberle.................................................................................................Introduction
Recipient Party.............................................................................................12.2(b)
Shareholder............................................................................................Introduction
Shareholders...........................................................................................Introduction
Shareholders' Indemnified Persons..............................................................................10.2
Shares..........................................................................................................5.4
Sponsors....................................................................................................5.17(c)
Stilz..................................................................................................Introduction
Stilz Trustees.........................................................................................Introduction
Systems........................................................................................................5.23
TBCA......................................................................................................Recital A

TCM Custodian..........................................................................................Introduction
Third Party Claim...........................................................................................10.7(b)
Trustee Shareholder....................................................................................Introduction
Trustee Shareholders...................................................................................Introduction
Vine Custodian.........................................................................................Introduction
Year 2000 Compliant............................................................................................5.23

                         AGREEMENT AND PLAN OF MERGER


  This Agreement and Plan of Merger ("Agreement") is executed as of the 11th day of February, 2000, by and among Loraca International, Inc., a Nevada corporation ("Loraca"), Loraca Acquisition Corporation, a newly formed Washington corporation and wholly owned subsidiary of Loraca ("Merger Sub"); The Lexus Companies, Inc., a Texas corporation ("Lexus"); Robert C. Stilz, Jr. ("Stilz"), William Van Meter Alford, Jr. ("Alford"), Lynn S. Kirsch ("Kirsch") and David M. Oberle ("Oberle") (Stilz, Alford, Kirsch and Oberle are sometimes referred to herein individually as an "Individual Shareholder" and collectively as the "Individual Shareholders"); and Robert C. Stilz, Jr. and William K. Stilz, as Co-Trustees of Mildred K. Stilz Children's Trust ("Stilz Trustees"), Trent Capital Management Company, as Custodian for the Robert C. Stilz, Jr. IRA ("TCM Custodian") and Vine Street Trust Company, as Custodian for the William Van Meter Alford, Jr. IRA ("Vine Custodian") (Stilz Trustees, TCM Custodian and Vine Custodian are sometimes referred to herein individually as a "Trustee Shareholder" and collectively as the "Trustee Shareholders") (Individual Shareholders and Trustee Shareholders are sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

  Recitals:

  A. The Boards of Directors of Loraca and Lexus each have determined that a business combination between Loraca and Lexus is in the best interests of their respective companies and shareholders and presents an opportunity for the respective companies to enhance the service provided to consumers and achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. The Shareholders, being all of the shareholders of Lexus, have approved the merger provided for herein in accordance with the requirements of the Texas Business Corporation Act ("TBCA").

Lexus is the sole owner of all of the outstanding capital stock of Calumet Securities Corporation, an Indiana corporation ("Calumet").

  C. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code").

  D. Loraca, Merger Sub, Lexus and the Shareholders desire to make certain representations, warranties and agreements in connection with the merger.

  Agreement:

  Now, Therefore, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

  1. The Merger. Subject to the terms and conditions of this Agreement, on the "Closing Date" (as defined in Section 3.1), Lexus shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of Lexus shall thereupon cease ("Merger"). Merger Sub shall be the surviving corporation in the merger and shall remain a wholly-owned subsidiary of Loraca. The Articles of Merger shall provide that the name of Merger Sub shall be amended (effective simultaneously with the consummation of the Merger) and changed to "The Lexus Companies, Inc." The Merger shall have the effects specified in Article 5.06 of the TBCA.

  2. Conversion of Shares. At the Closing, all of the issued and outstanding shares of the common stock, $0.10 par value per share of Lexus ("Lexus Common Stock"), and all of the issued and outstanding shares of the preferred stock, $100.00 par value per share of Lexus ("Lexus Preferred Stock") shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into 377,778 shares of Loraca's $0.001 par value common stock ("Loraca Common Stock") and $2.3 million of Floating Rate Convertible Subordinated Notes (in the form of the "Convertible Note" attached hereto as Exhibit A) and the Loraca Common Stock and the Convertible Notes shall be issued to the Shareholders as set forth on Exhibit B attached hereto, which is entitled Allocation of Merger Consideration. After the Closing there shall be no further registration or transfer on the records of Lexus of the "Shares" (as defined in Section 5.4). For the purposes of this Agreement the parties agree that the value of the Loraca Common Stock is $5.10 per share.

  3.  Closing; Obligations of the Parties.

      3.1 Closing; Closing Date. The closing ("Closing") shall take place at 10:00 a.m., local time, on February 29, 2000 at the offices of Greenebaum Doll & McDonald PLLC, 3300 National City Tower, Louisville, Kentucky ("Closing Date"), if all of the conditions set forth in Section 8 have been fulfilled by such date. If all of such conditions have not been fulfilled by such date, then the Closing shall take place on (a) such other date which is five business days after the party obligated to fulfill such conditions shall have notified the other party that the last of such conditions has been satisfied or waived or (b) on such other date as the parties may agree, provided that the Closing Date shall in no event be later than March 15, 2000. The Closing shall be effective for all purposes at the time of the acceptance for filing by the Texas Secretary of State of the Articles of Merger and the Washington Secretary of State of the Certificate of Merger.

      3.2  Obligations of the Parties at the Closing.

           (a) Deliveries by Loraca. At the Closing, Loraca shall deliver to the
Shareholders: (1) the Merger Consideration as specified in Section 2; (2) a copy of resolutions of the Board of Directors of Loraca and Merger Sub, certified by Loraca's and Merger Sub's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Loraca and Merger Sub, and the consummation of the transactions contemplated hereby; (3) a Certificate from Loraca, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 8.2; (4) the Guaranty for the Convertible Notes by

Loraca in the form of Exhibit C attached hereto, (5) the Security Agreement in the form of Exhibit D attached hereto, along with the UCC Form-1 and other documents referred to in the Security Agreement, (6) the opinion of Stokes & Bartholomew, P.A., in the form of Exhibit E attached hereto, (7) executed documents to consummate the Merger; and (8) such other certificates and documents as Shareholders or their counsel may reasonably request.

           (b) Deliveries by Shareholders. At the Closing, Shareholders will deliver to Loraca (1) certificates for the Shares, free and clear of all liens, claims, charges, restrictions, security interests, proxies, pledges, equities or encumbrances of any kind, which certificates shall be duly endorsed to Merger Sub or accompanied by duly executed stock powers in form satisfactory to Loraca,
(2) all consents, approvals, permits, licenses and amendments of agreements required of Lexus to carry out the transactions contemplated in this Agreement;
(3) a Certificate from the Individual Shareholders, dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 8.1; (4) resignations of Paul K. Tufano and the Shareholders as officers and directors of Lexus and Calumet, effective as of the Closing Date; (5) the opinion of Greenebaum Doll & McDonald PLLC in the form of Exhibit F attached hereto, (6) executed documents to consummate the Merger; and (7) such other certificates and documents as Loraca or its counsel may reasonably request.

  4.  Several Representations of Shareholders.

      4.1 Ownership of Shares. Each of the Shareholders severally and individually, but not jointly, represents and warrants to Loraca that such Shareholder is the record and beneficial owner of the number of Shares set forth beside the Shareholder's name on Exhibit G attached hereto, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind; and that such Shareholder has the full right, power, authority and capacity to transfer, pursuant to the Merger, the respective Shares owned by such Shareholder. To the knowledge of each Individual Shareholder, each Shareholder is the record and beneficial owner of the number of Shares set forth beside each such other Shareholder's name on Exhibit G, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind, and each Shareholder has full right, power, authority, and capacity to transfer, pursuant to the Merger, the respective Shares owned by such Shareholder. Each of the Shareholders represents that this Agreement constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms. As of the Closing Date and upon receipt of the Merger Consideration and the agreements and other consideration for the, each Shareholder represents that the Shareholder has no claims of any kind against Lexus.

      4.2 Investment Intent. Each Shareholder hereby makes the representations and warranties set forth below in this Section 4.2. Such Shareholder:

           (a) acknowledges that the shares of Loraca Common Stock and Convertible Note are being acquired by such Shareholder solely for the Shareholder's own account for investment and not with a view to the distribution thereof;

           (b) confirms and acknowledges that Loraca has given the Shareholder or the Shareholder's representatives the opportunity to ask questions of the officers and directors and to acquire additional information about the shares of Loraca Common Stock and the business and financial condition of Loraca as the Shareholder has requested, which additional information has been received;

           (c) in deciding to acquire the shares of Loraca Common Stock pursuant to this Agreement, consulted with the Shareholder's legal, financial, and tax advisors with respect to the contemplated transactions and the nature of the investment together with any additional information provided under Section 4.2(b);

           (d) has adequate means of providing for the Shareholder's current needs and personal contingencies and has no need for liquidity in the Shareholder's investment in Loraca and, either alone or with his representatives, has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of an investment in Loraca;

           (e) understands and acknowledges that (i) the investment in the shares of Loraca Common Stock is a speculative investment which involves a high degree of risks of loss of the Shareholder's investment therein; and (ii) there are substantial restrictions on the transferability of the shares of Loraca Common Stock and Convertible Notes under the applicable provisions of the Securities Act of 1933, as amended ("Securities Act") and the rules and regulations promulgated thereunder and applicable state securities laws; and, accordingly, that it may not be possible to liquidate an investment in the shares of Loraca Common Stock and the Convertible Note; and

           (f) has been advised and understands that (i) the offer and sale of the shares of Loraca Common Stock and the Convertible Note have not been registered under the Securities Act; (ii) the Shareholder must continue to bear the economic risks of the investment in the shares of Loraca Common Stock until the offer and sale of the shares of Loraca Common Stock is subsequently registered under the Securities Act or any state securities laws or an exemption from such registration is available; and (iii) a notation shall be made in the appropriate records of Loraca indicating that the shares of Loraca Common Stock are subject to restrictions on transfer.

           (g) Each certificate evidencing the shares of Loraca Common Stock will be imprinted with a legend substantially in the following form:

           THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

  5. Representations and Warranties by Individual Shareholders. The Individual Shareholders, jointly and severally, hereby represent and warrant as follows (for purposes of the below representations and warranties, where applicable, each reference to Lexus shall also include Calumet and the representations made in Sections 5.27, 5.28 and 5.29 are made to the knowledge of the Individual Shareholders):

      5.1 Organization, Good Standing and Qualification. Lexus is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Calumet is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Each of Lexus and Calumet has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses, and other authorizations to own, lease, or operate its assets and properties as now owned, leased, and operated and to carry on its business as presently conducted. Each of Lexus and Calumet is duly licensed or qualified to do business as a foreign corporation and is in good standing in each state wherein the properties owned or leased or the business transacted by it makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested, or otherwise indicated that (or inquired whether) Lexus or Calumet is required so to qualify. Specifically, Calumet is duly qualified as a foreign corporation and is in good standing in the States of Illinois, Michigan and Kentucky and is presently doing business only in the States of Indiana, Illinois, Michigan and Kentucky.

      5.2 Subsidiaries. Lexus owns all of the outstanding capital stock of Calumet. Neither Lexus nor Calumet owns or has any right to any equity or ownership interest in any other corporation, partnership, joint venture, or other business organization, except as disclosed in Schedule 5.2.

      5.3 No Violation. The execution and delivery of this Agreement by Lexus and by the Shareholders does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Lexus or any Shareholder is a party or by which any of Lexus's or any Shareholder's assets or properties are bound; (b) violate any provision of the Articles of Incorporation or Bylaws of Lexus; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to Lexus or any Shareholder; or
(d) violate any other contractual or legal obligation or restriction to which Lexus or any Shareholder is subject, except as disclosed in Schedule 5.3.

      5.4 Capitalization. The authorized capital stock of Lexus consists solely of 10,000 shares of common stock, $0.10 par value per share, of which 4,900 shares are issued and 4,000 are outstanding, and 6,737 shares of preferred stock, $100.00 par value per share, all of which are issued and outstanding
(collectively, the "Shares").   All of the Shares are duly authorized, validly
issued and outstanding and fully paid and nonassessable. Except for the Shares, there are no shares of capital stock or other securities of Lexus issued or outstanding. There are no outstanding options, warrants or rights to purchase or acquire from Lexus or any of the Shareholders any securities of Lexus, and there are no contracts, commitments, agreements, understandings, arrangements, or restrictions as to which Lexus or any Shareholder is a party or by which any of them is bound relating to any shares of capital stock or other securities of Lexus (including the Shares), whether or not outstanding. The authorized capital stock of Calumet consists solely of 20,000 shares of common stock, no par value per share, of which 11,700 shares are issued and outstanding and 5,000 shares of preferred shares, $1,000 par value, of which 1,162 shares are issued and outstanding, all of which are owned by Lexus.

      5.5 Financial Statements. Shareholders have delivered to Loraca: (a) an audited consolidated and consolidating balance sheet of Lexus and Calumet as at December 31, 1998, and the related audited consolidated statement of operations, shareholders' equity (deficit) and cash flows for that fiscal year, and (b) an unaudited consolidated balance sheet of Lexus as at December 31, 1999 and the related unaudited statements of operations for the 12 months then ended ("Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of Lexus and Calumet as at the respective dates thereof, and the results of their operations for the periods therein referred to, all in accordance with generally accepted United States accounting principles, subject, in the case of the December 31, 1999 Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, cash flows or prospects of Lexus or Calumet, except as shown on
Schedule 5.5), a cash flow statement, lack of footnotes and a deferred tax adjustment. The reserves reflected in the Financial Statements are appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis. The Financial Statements have been prepared from the books and records of Lexus and Calumet which accurately and fairly reflect the transactions and dispositions of the assets of Lexus and Calumet.

      5.6 Assets. Schedule 5.6 hereto contains the Lexus fixed asset schedule, which includes an accurate and complete description of all fixed and other tangible assets owned, leased, or used by Lexus, including, without limitation, improvements to leased property, equipment located therein, vehicles and all personal property relating to Lexus and its business and properties. All of Lexus's major equipment is in good working condition and repair, normal wear and tear excepted, and is adequate for the uses for which it is intended. All of Lexus's major equipment is, to the knowledge of the Individual Shareholders, in material conformity with applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and neither Lexus nor the Shareholders have received any notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties or operations.

      5.7 Title to Properties; Encumbrances. Lexus has good, valid, and marketable title to all properties and assets it purports to own, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Financial Statements (except for inventory and other assets sold since the date thereof in the ordinary course of business and consistent with past practice). None of such properties or assets (or any other properties or assets used in the business of Lexus) are subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance, or charge of any kind, except (a) liens shown on Schedule 5.7 (with respect to which no default exists), (b) liens for current taxes not yet due, and (c) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto, and do not impair the use of the property subject thereto or impair the operations of Lexus.

      5.8 Trademarks, Patents, Etc. Schedule 5.8 is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, formulas and applications therefor owned by Lexus or used or required by Lexus in the operation of Lexus's business, title to each of which is, except as set forth in Schedule 5.8 or 5.7, held by Lexus free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Lexus's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark, or copyright of others with respect to any apparatus or method of Lexus or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Lexus is not in any way making use of any confidential information (such as proprietary operating methods or handbooks) or trade secrets of any person except with the consent of such person. All computer software used or owned by Lexus and/or Calumet (a) was developed entirely by the employees of Lexus and Calumet during the time they were employees only of Lexus and/or Calumet, or (b) is being used in accordance with license agreements and not in violation of the intellectual property rights of any third party, except as set forth on Schedule 5.8.

      5.9 No Undisclosed Liability. Except as and to the extent of the amounts specifically reflected or reserved against in the Financial Statements or disclosed in the notes thereto or set forth on Schedule 5.9, Lexus does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto). Furthermore, Individual Shareholders do not know or have reason to know of any basis for the assertion against Lexus of any such liability or obligation of any nature not fully reflected or reserved against in the Financial Statements or disclosed in Schedule 5.9.

     5.10  Absence of Certain Changes.  Except as and to the extent set forth on
Schedule 5.10, since December 31, 1999, Lexus has not:

           (a) suffered any adverse change in its working capital, financial condition, assets, liabilities, business or prospects, experienced any labor difficulty, or suffered any material casualty loss (whether or not insured);

           (b) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business;

           (c) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

           (d) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities (i) which are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since the date thereof in the ordinary course of business and consistent with past practice, or (ii) which were incurred and paid, discharged or satisfied since December 31, 1999 in the ordinary course of business and consistent with past practice;

           (e) written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the 12 months ended December 31, 1999;

           (f) canceled any other debts or claims, or waived any rights, of substantial value;

           (g) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

           (h) disposed of or permitted to lapse, or otherwise failed to preserve the exclusive rights of Lexus to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how;

           (i) granted any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or adopted any such plan or other arrangements; and no such increase, or the adoption of any such plan or arrangement, is planned or required except in the ordinary course of business;

           (j) made any capital expenditures or commitments in excess of $30,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets;

           (k) declared, paid or made or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities;

           (l) made any change in any method of accounting or accounting practice;

           (m) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the Shareholders or the officers or directors of Lexus, any affiliates or associates of any Shareholder or Lexus or any of their respective officers or directors, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of Lexus at rates not exceeding the rates of compensation in effect at December 31, 1999, and advances to employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $1,000 at any one time outstanding; or

           (n) agreed, whether in writing or otherwise, to take any action described in this Section 5.10.

     5.11 Tax Matters. Each of Lexus and Calumet has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls); and true and correct copies of all tax reports and returns relating to such taxes and other charges for the period since the date of Lexus' inception have been heretofore delivered to Loraca. The reserves for taxes contained in the Financial Statements and carried on the books of Lexus are adequate to cover all tax liabilities as of December 31, 1999, except as set forth on Schedule 5.11.
Since December 31, 1999, neither Lexus nor Calumet has incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of Lexus (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against Lexus, and there is no basis for any such question or claim. Lexus has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes.

     5.12 Compliance with Applicable Law. Each of Lexus and Calumet has in the past duly complied and is presently duly complying, in all material respects, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"), except as set forth on Schedule 5.12.
Neither Lexus nor any of
the Individual Shareholders has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Lexus.

     5.13 Absence of Questionable Payments. Neither Lexus, Calumet nor any of their directors, officers, employees or affiliates, to the knowledge of the Individual Shareholders, has at any time used funds for any illegal purpose, including without limitation, the making of any improper political contribution, bribe or kickback or otherwise agreed in any way to make an illegal bribe or kickback in order to secure business, except as set forth on Schedule 5.13.

     5.14 Litigation. Except as set forth in Schedule 5.14, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Individual Shareholders, threatened by or against, or otherwise affecting Lexus or Calumet at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. The Individual Shareholders do not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in
Schedule 5.14 could, if adversely decided, have a material adverse effect on the condition (financial or otherwise), assets, liabilities, earnings, prospects or business of Lexus.

     5.15  Insurance.

           (a) Schedule 5.15 sets forth a complete and accurate list and brief description (including policy numbers, deductibles, carriers and effective and termination dates) of all policies of fire, liability, workmen's compensation, health and other forms of insurance presently in effect with respect to Lexus and Calumet. All such policies are valid, outstanding and enforceable policies; and will remain in full force and effect at least through the respective dates set forth in Schedule 5.15 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Lexus has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Schedule 5.15 contains an accurate and complete description of any provision contained in the policies identified on Schedule 5.15 which provides for retrospective premium adjustment. Schedule 5.15 identifies all risks which Lexus has designated as being self-insured and the amount of reserve set aside by Lexus to cover such risks.

           (b) To the knowledge of the Individual Shareholders, no event has occurred and not been cured which would constitute an event of default under any of the agency agreements with any Insurer relating to the Insurance Agency. As used herein "Insurer" means (i) an entity or person who insures or guarantees all or any portion of the risk of loss upon borrower default of any of the Loans, without limitation the FHA, the Department of Veterans Affairs of the United States of America ("VA"), and any private mortgage insurer, and (ii) providers of life, hazard, disability, title or other insurance with respect to any of the Loans. "Insurance Agency" means the all lines general insurance agency licensed to do business in the State of Indiana.

     5.16 Contract Service Warranties. Calumet has provided warranties to third parties with respect to contract services performed by it, which warranties are comparable to industry standards. Except as described on
Schedule 5.16, there have been no claims or investigations made with respect to any contract service warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements. The Individual Shareholders do not know or have any reason to know of any basis for any other claim or investigation.

     5.17  Employees and Fringe Benefit Plans.

           (a) Employees. Schedule 5.17 sets forth the names and titles of all members of the Board of Directors and officers of Lexus and Calumet and all employees of Lexus and Calumet earning in excess of $30,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee of Lexus as of the most recent practicable date.

           (b) Plans. Schedule 5.17 hereto contains a summary of the material terms of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, and each other agreement or fringe benefit plan, arrangement or practice of Lexus, whether formal or informal, whether legally binding or not, and whether affecting one or more of its employees. Copies of each such agreement or plan have heretofore been delivered to Loraca. Lexus does not have any commitment, whether formal or informal and whether legally binding or not,
(1) to create any additional such agreement, plan, arrangement or practice; (2) to modify or change any such agreement, plan, arrangement or practice; or (3) to maintain for any period any such agreement, plan, arrangement or practice, except as described in Schedule 5.17.

           (c) Compliance of Plans. Except as disclosed in Schedule 5.17, (1) each employer who is participating (or has participated) in each plan ("Sponsors") is in material compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code; (2) each plan and its related trust, if any, are qualified under section 401(a) and 501(a) of the Code and has been determined by the IRS to qualify, and nothing has since occurred to cause the loss of the plan's qualification; (3) all contributions for all periods ending prior to Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing by Lexus in accordance with past practice; (4) all insurance premiums (including premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to each plan for policy years or other applicable policy periods ending on or before Closing; (5) that no accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 has been incurred with respect to any plan, whether or not waived; (6) neither the Sponsors nor any of their directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the plan; (7) no plan subject to Tile IV of ERISA has been completely or partially terminated; (8) the PBGC has not instituted or threatened a proceeding to terminate any plan pursuant to Subtitle 1 of Title IV of ERISA; (9) that there is no pending or threatened legal action, proceeding or investigation against or involving any plan and there is no basis for any legal action, proceeding or investigation; (10) Lexus does not have any liability for the termination of any single employer plan under ERISA Section 4062 or any multiple employer plan under ERISA Section 4063; (11) Lexus has not incurred, nor expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer), which has not been satisfied, to any multiemployer plan (as defined in ERISA Section 3(37) of ERISA 4001(a)(3)) in connection with any complete or partial withdrawal from such plan occurring on or before the Closing; (12) Lexus has no unfunded past service liability in respect of any of its employee benefit plans; (13) the actuarially computed value of vested benefits under any employee benefit plan of Lexus does not exceed the fair market value of the fund assets relating to such plan; (14) neither Lexus nor any plan nor any trustee, administrator, fiduciary or sponsor of any plan has engaged in any prohibited transactions as defined in ERISA, or the Code; (15) all filings and reports as to such plans required to have been made on or prior to the Closing Date to the Internal Revenue Service, the United States Department of Labor or other governmental agencies have been or will be made on or prior to the Closing Date; (16) there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such plans; (17) such plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the

Code and Treasury Regulations promulgated thereunder; and (18) there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any employee benefit plan subject to Subtitle B of Title IV of ERISA that has not been waived by the PBGC.

           (d) Compliance With Employment Laws. Lexus has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws and employee safety laws.

           (e) Continued Employment. Lexus is not a party to any contract or agreement which would require Merger Sub to hire any person, or subject Merger Sub to liability if it terminated any employee of Lexus, after the Closing Date or which would require Merger Sub to pay or provide, or subject Merger Sub to liability if it did not pay or provide, any employee benefits to any employee of Lexus for periods prior to or after the Closing Date (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay), except as otherwise disclosed herein or in the Schedules, except as set forth on Schedule 5.17.

     5.18 Environmental Matters. Except as set forth on Schedule 5.18, to the knowledge to the Individual Shareholders:

           (a) Permits. All material federal, state and local permits, licenses and authorizations required for the use and operation of the real property leased or used by Lexus have been obtained and are presently in effect.

           (b) No Hazardous Waste. None of such real property has been used by Lexus to handle, treat, store or dispose of any hazardous or toxic waste or substance, nor is any of the real property, including all soils, ground waters and service waters located on, in or under such real property, contaminated with pollutants or other substances, which contamination may give rise to a clean-up obligation under any federal, state or local law, rule, regulation or ordinance.

           (c) No Violations. There are no outstanding violations or any consent decrees entered against Lexus regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes or noise. There are no claimed, threatened or alleged violations with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license, or authorization and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations.

           (d) Operations. All operations conducted by Lexus on such real property have been and are, in all material respects, in compliance with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control.

           (e) No Proceedings. There are no threatened or pending lawsuits or administrative proceedings against Lexus that may affect Lexus regarding environmental compliance, control or liability.

     5.19  Contracts and Commitments.  Except as set forth in Schedule 5.19:

           (a) Contracts. Lexus does not have any contracts, commitments, arrangements or understandings which may involve the expenditure by Lexus after December 31, 1999, of more than $25,000 for any individual contract, commitment, arrangement or understanding or which was not entered into in the ordinary course of business. The legal enforceability after the Closing of the rights of Lexus under any of its contracts will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

           (b) No Sales or Purchase Commitments. Lexus has no sales or purchase commitments which are in excess of the normal, ordinary and usual capacity or requirements of its business or which are not terminable on 60 days' notice.

           (c) Agreements with Employees, Etc. Except as described in Schedule 5.19, Lexus is not a party to or bound by (1) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Lexus on notice of not longer than 30 days and without liability, penalty or premium, (2) any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or (3) any agreements that contain any severance or termination pay, liabilities or obligations.

           (d) No License Agreements. Lexus is not a party to any licensing agreement, either as licensor or licensee.

           (e) No Restrictive Agreements. Lexus is not restricted or purported to be restricted by agreement from carrying on its business anywhere in the world.

     5.20 Accounts Receivable. All accounts and notes receivable of Lexus, whether reflected in the Financial Statements or otherwise, represent transactions actually made in the ordinary course of business; none of such receivables is subject to any counterclaim or set-off other than normal adjustments or allowances consistent with past practice; and all such receivables are collectible in accordance with their respective terms, net of any reserve reflected in the 1999 Financial Statements, as set forth on Schedule 5.20.

     5.21 Labor Matters. There are none, and there have never been, any collective bargaining agreements in effect between Lexus and labor unions or organizations representing any of Lexus's employees, to the knowledge of the Individual Shareholders. During the past three years there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. Except as and to the extent set forth in
Schedule 5.21, (a) Lexus is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Lexus pending or, to the knowledge of the Individual Shareholders threatened before the National Labor Relations Board or the United States Department of Labor; (c) there is no labor strike, dispute, slowdown or stoppage in progress or, to the knowledge of the Individual Shareholders threatened against or involving Lexus;
(d) no question concerning representation has been raised or, to the knowledge of the Individual Shareholders, is threatened respecting the employees of Lexus;
(e) no grievance or arbitration proceeding is pending and, to the knowledge of the Individual Shareholders, no claim therefor exists; (f) no private agreement restricts Lexus from relocating, closing or terminating any of its operations or facilities; and (g) Lexus has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other material labor difficulty.

     5.22 No Breach. Each of Lexus's and Calumet's contracts and each other arrangement (whether evidenced by a written document or otherwise and of whatever type) referred to in this Agreement or in any Schedule hereto under which Lexus has any right, interest or obligation is in full force and effect; there have been no threatened cancellations thereof nor outstanding disputes thereunder, and Lexus has not breached any provision of, nor does there exist any default in any material respect under, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplates hereby) which is, or with the giving of notice or the passage of time or both would become, a breach or default in any material respect under the terms of any such arrangement.

     5.23 Year 2000. All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (collectively, the "Systems") necessary for Lexus and Calumet to carry on their businesses as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant, except as set forth on Schedule 5.23. Neither Lexus nor Calumet has received, or reasonably expects to receive, any type of notice from a vendor, customer or regulator relating to their failure to be Year 2000 Compliant. For purposes of this

Section 5.23, "Year 2000 Compliant" means that Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 AD and will operate during each such time period without material error relating to date data, specifically including any material error relating to, or the product of, date data which represents or references different centuries or more than one century. Lexus and Calumet have undertaken a detailed inventory and assessment of all areas within their business that could be adversely affected by the failure of Lexus and Calumet to be Year 2000 Compliant on a timely basis and have developed and implemented a detailed plan for becoming Year 2000 Compliant on a timely basis.

     5.24 Professional Fees. Neither Lexus nor any of the Shareholders has done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and the Individual Shareholders do not know of any claim by anyone for such a fee, commission, expense or charge, except as set forth on
Schedule 5.24.

     5.25 Consents and Approvals. Except as provided in Section 8.1 and 8.2, the Individual Shareholders and Lexus have obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Shareholders, except as set forth on Schedule 5.25.

     5.26 Corporate Records. The Individual Shareholders have delivered or provided to Loraca for its review true, complete and correct copies of the following items, as amended and presently in effect, for Lexus and Calumet: (a) Articles of Incorporation, (b) Bylaws, (c) minute books, and (d) stock registration books. To the knowledge of the Individual Shareholders, the Minute Books contain a record of all shareholder, director and executive committee meetings and actions taken without a meeting from the date of Lexus's incorporation to the date hereof. To the knowledge of the Individual Shareholders, the stock registration books are complete and accurate and contain a complete record of all transactions in Lexus's capital stock from the date of its incorporation to the date hereof.

     5.27 Inventories. The Inventories of Lexus and/or Calumet reflected on the Financial Statements, whether originated, serviced, and/or acquired by either Lexus or Calumet after the date thereof consist of items of a quality and quantity usable or saleable in the normal course of their businesses and the values at which such inventories are carried reflect the face value. As of December 31, 1999, the aggregate principal amount of closed mortgage loans in process expressed as par is $1,286,800.75. The approximate market value expressed as a percent of par of these mortgage loans is 1.0325% of par.

     5.28 Servicing Agreements. No event has occurred and to the knowledge of the Individual Shareholders not been cured which would constitute an event of default under any of the Servicing Agreements or result in the cancellation of private mortgage insurance with respect to any Loan. Calumet is the lawful holder of agreements for the respective Servicing Rights, is fiduciary of the related escrow accounts and has the sole right and authority to the Servicing Rights and the related escrow accounts as contemplated under the Servicing Agreements.

     5.29  Mortgage Loans.  Except as set forth on Schedule 5.29:

           (a) The Loan Documents are genuine, legally valid and binding obligations of the parties thereto (except as enforcement thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, Soldiers and Sailors Relief Act, laws relating to administering decedent's estates, and general principles of equity) and have been duly executed by parties of legal capacity, and all insertions in any Loan Document were correct when made. The Loan Documents were in compliance with applicable law and Investor requirements upon origination and are complete in all material respects with regard to origination and servicing activity. All monies received with respect to each Loan have been properly accounted for and applied. The Loan Documents for each Loan contain all items required for applicable

Investor requirements for the certification or recertification of Pools by Merger Sub and/or Loraca and such Pools will be in compliance with all applicable Investor requirements. All Pools relating to the Loans which are eligible have been certified, finally certified and recertified (if required) or are pending final certification, all in accordance with applicable rules and guidelines, and the securities backed by such Pools have been issued on uniform documents, promulgated in the applicable Investor guide without any material deviations therefrom. The Principal of the Loans in each Pool equals or exceeds the amount owing to the corresponding security holder of such Pool except for payments received by Calumet under the terms of the Loan Documents and not yet remitted to the corresponding security holder. Neither Lexus nor Calumet or any other prior servicer or originator has violated any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body, court or Investor or issuer in connection with the origination or servicing of the Loans (including, without limitation, those relating to the way in which adjustable rate loans are to be adjusted over time). All Loans were fully disbursed and made or consummated in accordance with applicable laws and regulations. The amount of the unpaid balance for each Loan is correct as set forth on Exhibit H (as of the date of such Exhibit) and there are no defenses, setoffs or counterclaims against payment under any such Loans.

           (b) The security interest granted in the collateral securing each Loan is valid, binding, duly perfected and enforceable (except as enforcement thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, Soldiers and Sailors Relief Act, laws relating to administering decedent's estates, and general principles of equity) first priority lien on the collateral. Neither the collateral nor any party to any related security interest has been released, with the exception of partial releases, releases required by divorce decrees, releases required by assumptions, and other releases effective in accordance with Investor requirements. A title policy currently in effect to the benefit of the owner of each Loan has been issued for each Loan insuring that the security interest relating thereto is a valid first lien on the property therein described, which has not been modified.

           (c) Calumet and all prior servicers and originators have complied with all of their contractual obligations which relate to any of the Servicing Rights including, without limitation, those relating to the way in which adjustable rate loans are to be adjusted over time. Calumet has filed or will have filed by the Closing Date all reports required by any Investor, Insurer and/or any federal, state or municipal law, regulation or ordinance. Calumet is a lawful fiduciary of all escrow accounts relating to the Servicing Rights, and such accounts have been and are being maintained in accordance with applicable law. Lexus shall deliver to Loraca at the Closing written confirmation of the amounts and types of deposits from each financial institution with which Lexus or Calumet maintains a fiduciary account. Such written report shall confirm in all respects the amounts and types of fiduciary balances Lexus or Calumet has previously reported to Loraca as being on hand at such financial institutions. There are no accrued liabilities of the Company with respect to the Loans or the Servicing Rights that could result in any material loss to Calumet and/or Lexus. All payoff and assumption statements with respect to each Loan provided by Calumet to borrowers or their agents were, at the time they were provided, complete and correct.

     5.30 Definitions. As used in Section 5 of this Agreement, the following terms shall have the following meanings:

     "FHA" means the Federal Housing Administration of the Department of Housing and Urban Development of the United States of America or any successor thereto.

     "FHLMC" means the Federal Home Loan Mortgage Corporation or any successor thereto.

     "FNMA" means the Federal National Mortgage Association or any successor thereto.

     "GNMA" means the Government National Mortgage Association of any successor thereto.

     "Inventories" shall mean closed mortgage loans in process, whether committed or uncommitted, against which either Lexus or Calumet has incurred a funding liability.

     "Investor" means the FHLMC, FNMA, GNMA, a state, county or municipal housing authority or agency or any private investor, as the case may be, which either owns any of the Loans or any portion of a Pool of Loans, holds beneficial title to the Loans or any portion of a Pool of Loans, or guarantees securities based on or backed by such Loans.

     "Loan Documents" means all files, records and documents necessary to service the Loans in accordance with Investor requirements.

     "Loan" and "Loans" means each loan/mortgage and the aggregate of the loans/mortgages set forth on Exhibit H attached hereto, including but not limited to mortgages in process and those loans/mortgages set forth on Report CM181.

     "Pool" means the aggregation of Loans that have been pledged to collateralize securities.

     "Principal" means the outstanding principal balance of a Loan after the application, in accordance, with the Loan Documents of all payments received.

     "Servicing Agreement" means the contract or agreement pursuant to which Lexus and/or Calumet performs mortgage servicing with respect to any of the Loans.

     "Servicing Rights" means the right to receive the servicing fee income and any Ancillary Income arising from or connected to the Loans and the related obligations (i) to administer and collect the payments for the reduction of principal and application of interest; (ii) to pay taxes and insurance; (iii) to remit all amounts in accordance with the Servicing Agreement; (iv) to provide foreclosure services and full escrow administration; and (v) to perform such other obligations as may, from time to time, be imposed by any Investor.

     5.31 Full Disclosure. Neither this Agreement, nor any Schedule, Exhibit, certificate or other instrument and document furnished or to be furnished by Shareholders to Loraca pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. To the knowledge of the Individual Shareholders, no Individual Shareholder has withheld from Loraca disclosure of any event, condition or fact which such Individual Shareholder knows may materially adversely affect Lexus or Calumet, except as set forth in Schedule 5.31.

  6. Representations and Warranties by Loraca and Merger Sub. Loraca and Merger Sub hereby represent and warrant to Shareholders as follows:

     6.1 Organization and Good Standing. Loraca is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into this Agreement
and to carry out the transactions contemplated hereby.   Merger Sub is a
corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     6.2 Capitalization. The Loraca Common Stock consists solely of 50,000,000 shares of common stock, $0.001 par value per share, of which approximately 7,003,000 shares were issued and outstanding on December 9, 1999. All of Loraca Shares are duly authorized, validly issued and outstanding and fully paid.

     6.3 Loraca Information. Prior to the date hereof, Loraca has furnished to the "Shareholders' Agent" (as defined in Section 11) copies of (a) the Form 10, as amended, as filed by Loraca with the Securities and Exchange Commission on October 7, 1999 and December 9, 1999 attached hereto as Exhibit I, (b) the Business Plan attached hereto as Exhibit J, and (c) the Proforma Financials of Loraca attached hereto as Exhibit K ("Loraca Information"). The parties hereto acknowledge that no information contained in the Business Plan is, or shall be relied upon as, a representation, whether as to the past or future, and no representation is made as to the attainability of the estimates or projections contained in such Business Plan.

     6.4 Loraca Financials. The unaudited consolidated and consolidating balance sheet and statement of operations of Loraca for the calendar year 1999 ("1999 Financials") attached hereto on Exhibit L and the financial statements contained in the Form 10 ("Loraca Financials") present fairly, in all material respects, the financial position of Loraca and its subsidiaries ("Subsidiaries") as at the respective dates thereof, and the results of their operations for the periods therein referred to, all in accordance with generally accepted United States accounting principles, subject, in the case of the 1999 Financials, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, cash flows or prospects of Loraca or the Subsidiaries), a cash flow statement and lack of footnotes.

     6.5 Condition of Loraca. To the knowledge of Loraca there is not in existence any material agreement or commitment that is materially adverse to the business, properties or financial condition of Loraca or any of its Subsidiaries taken as a whole. Except to the extent of the amounts reflected or reserved against in the 1999 Financials or otherwise, Loraca does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto).

     6.6 Compliance with Applicable Law. Each of Loraca and the Subsidiaries have in the past duly complied and is presently duly complying, in all material respects, in the conduct of their business and the ownership of their assets with all applicable Laws. Neither Loraca nor any of the Subsidiaries has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Loraca or the Subsidiaries.

     6.7 Assets. All of the major equipment of Loraca and the Subsidiaries is in good working condition and repair, normal wear and tear excepted, and is adequate for the uses for which it is intended. All of such major equipment is, to the knowledge of Loraca, in material conformity with applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and neither Loraca nor any of the Subsidiaries has received any notification within the last five years of any material violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties or operations. To the extent that any Subsidiary or any other person or entity has any interest in any of the "collateral" under the Security Agreement (Exhibit D) on the date hereof, Loraca shall cause such interest to be conveyed to it on or before the Closing Date.

     6.8 Authorization. The Board of Directors of Loraca has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Loraca of this Agreement and the consummation by Loraca of the transactions contemplated hereby. The Board of Directors of Merger Sub has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Loraca of this Agreement and the consummation by Loraca of the transactions contemplated hereby.

     6.9 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Loraca, enforceable against Loraca in accordance with its terms. This Agreement constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms.

     6.10 No Violation. The execution and delivery of this Agreement by Loraca and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Loraca the Subsidiaries is a party or by which it is bound; (b) violate any provision of Loraca's or the Subsidiaries' Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Loraca or the Subsidiaries; or
(d) violate any other contractual or legal obligation or restriction to which Loraca or the Subsidiaries is subject.

     6.11 Professional Fees. Neither Loraca nor the Subsidiaries has done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance this Agreement or the consummation of the transactions contemplated hereby, and Loraca does not know of any claim by anyone for such a commission or fee.

     6.12 Consents and Approvals. Each of Loraca and Merger Sub has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Loraca and Merger Sub.

     6.13 Full Disclosure. Neither this Agreement, nor any certificate or other instrument or document furnished or to be furnished by Loraca to Shareholders pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. To the knowledge of Loraca, it has not withheld from the Shareholders disclosure of any event, condition or fact which Loraca knows may materially adversely affect Loraca.

  7. Covenants and Agreements of the Parties. The Individual Shareholders agree that from the date hereof until the Closing, and thereafter if so specified, they will, and will cause Lexus to, fulfill the following covenants and agreements unless otherwise consented to by Loraca in writing:

     7.1 Operation of Business. From the date of this Agreement through the Closing Date, neither Lexus nor Calumet will engage, and the Individual Shareholders will not cause or allow Lexus or Calumet to engage, in any practice, take any action, or enter into any transaction outside the ordinary course of business. The Individual Shareholders agree that from the date hereof until the Closing, and thereafter if so specified, they will, and will cause Lexus and Calumet to, fulfill the following covenants and agreements unless otherwise consented to by Loraca in writing:

       (a) Shareholders and Lexus will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of Lexus and Calumet, to preserve the business organizations of Lexus and Calumet intact, to keep available to Loraca Lexus' officers and employees, and to preserve for Loraca the present business relationships of Lexus and Calumet.

       (b) Shareholders and Lexus will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of Lexus, or any breach of any representation, warranty, covenant or agreement made by the Shareholders.

       (c) Each of Lexus and Calumet will duly comply with all laws applicable to it and its respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

       (d) With respect to Lexus, the Shareholders and Lexus will not (i) grant any increase in the wages or salary of any officer, employee or agent of Lexus, except normal wage or salary increases for employees (other than Shareholders or Paul K. Tufano) in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or (v) agree to take any such action.

       (e) Lexus will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party.

          (f) Lexus will not mortgage, pledge or subject to lien or any other encumbrance, any of Lexus' assets.

          (g) Lexus will not enter into any transaction involving more than $5,000 or a commitment extending more than six months.

          (h) Lexus will not declare, pay or make or set aside for payment or making, any dividend or other distribution in respect of its capital stock or other securities, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other securities.

     7.2 Notice of Developments. Lexus and the Individual Shareholders, as applicable, will give prompt notice to Loraca of any material adverse development causing a breach or threatened breach of any of the representations and warranties in Sections 4 or 5 above. Each Shareholder will give prompt written notice to the others of any material adverse development causing a breach or threatened breach of any of such Shareholder's own representations and warranties in Section 4 above. Loraca will give prompt notice to Lexus of any material adverse development causing a breach or threatened breach of any of the representations and warranties in Section 6. No disclosure by any Shareholder pursuant to this Section 7.2, however, shall be deemed to amend or supplement the disclosure Schedules to Section 5, or to prevent or cure any misrepresentation, breach or threatened breach of warranty, or breach or threatened breach of covenant.

     7.3 Exclusivity. Neither Lexus nor the Individual Shareholders will (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Lexus (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person (other than Loraca) to do or seek any of the foregoing. None of the Shareholders will vote their shares of Lexus Common Stock or Lexus Preferred Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange. Lexus and the Shareholders will notify Loraca immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     7.4 Reorganization. The Shareholders and Loraca will take all such action as may be reasonably requested by the other in order to facilitate the transaction contemplated herein to be treated for tax purposes as a reorganization under Section 368(a)(2)(D) of the Code.

     7.5 Election of Shareholder to Loraca Board of Directors. Loraca shall cause the designee of the Shareholders' Agent to be elected to its Board of Directors during the period that any interest or principal is unpaid on the Convertible Notes.

     7.6 Preservation of Existing Business. During the period that there is any principal or interest outstanding on any of the Convertible Notes, Loraca shall cause all business operations and activities which now reside in Loraca or one or more of its Subsidiaries to remain in Loraca or one or more of its subsidiaries.

     7.7 Stock Pledge. Loraca and Merger Sub will use their reasonable commercial efforts to obtain the consent of Bank One, Lexington, N.A. ("Bank One"), and shall execute such documents as are appropriate, to grant to the Shareholders' Agent a secondary lien on all of the outstanding capital stock of Calumet, which capital stock will be held by Bank One until all of the debts and obligations of Loraca and Merger Sub to Bank One are satisfied, and after that occurs, if any amounts are outstanding on the Convertible Notes, the Shareholders' Agent shall hold such capital stock as security for payment of the Convertible Notes.

     7.8  Registration Rights of Shareholders.    The Shareholders who receive
Loraca Common Stock in the Merger and who convert the Convertible Notes to Loraca Common Stock shall have the right to "piggy-back" the registration of such shares in any registration statement filed with the Securities and Exchange Commission by Loraca, subject to the usual terms and conditions.

  8. Conditions To Closing.

     8.1 Conditions to Obligations of Loraca. The obligation of Loraca and Merger Sub to consummate the Merger and to take the other actions required to be taken by Loraca and Merger Sub at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which Loraca and Merger Sub may waive in whole or in part at or prior to the
Closing:

          (a) Representations True. The representations and warranties of the Shareholders contained in this Agreement must have been true and correct in all material respects as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, without giving effect to any supplement to the Schedules.

          (b) Covenants Performed. All of the covenants, agreements and conditions of the Shareholders to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement, must have been duly performed and complied with in all material respects.

          (c) Bank One, Lexington, N.A. Loraca and/or Merger Sub shall have obtained the consent of Bank One, Lexington, N.A. to the Merger or entered into a new senior credit facility with Bank One, Lexington, N.A. (replacing the existing Lexus/Calumet Loan Agreement with Bank One, Lexington, N.A.), either on terms and conditions satisfactory to Loraca in its sole discretion.

          (d) No Litigation. No proceeding shall have been instituted or, to the knowledge of the Individual Shareholders, threatened, before any Governmental Body by any person, (1) making any challenge to, or seeking damages or other relief in connection with, the contemplated transactions or (2) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with the contemplated transactions.

          (e) Consents. Loraca shall have received from the Shareholders executed counterparts of the consents referred to in Section 5.25 hereof and all other consents required (including the consent of the Indiana Housing Authority and any other regulatory approvals from investors required), for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance satisfactory to Loraca.

          (f) Employment Agreements. Paul K. Tufano and Oberle shall have entered into Employment Agreements with Loraca or Merger Sub or Calumet in form and substance satisfactory to Loraca.

     8.2 Conditions to Obligations of the Shareholders. The obligation of the Shareholders to consummate the merger and to take the other actions required to be taken by them at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which the Shareholders may waive in whole or in part at or prior to the Closing:

          (a) Representations True. The representations and warranties of Loraca and Merger Sub contained in this Agreement must have been true and correct in all respects as of the date hereof, and must be true and correct in all respects on and as of the Closing Date (including those representations and warranties which speak specifically as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date.

          (b) Covenants Performed. All of the covenants, agreements and conditions of Loraca and Merger Sub to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement must have been duly performed and complied with in all material respects.

          (c) No Litigation. No Proceeding shall have been instituted or, to the knowledge of Loraca, threatened, before any governmental body by any person,
(1) making any challenge to, or seeking damages or other relief in connection with, the contemplated transactions or (2) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with the contemplated transactions.

          (d) Release of Personal Guaranties. The Shareholders shall have received a release from Bank One of the lien on the Shares owned by Stilz and Alford.

          (e) Consents. The Shareholders shall have received executed counterparts of the consents referred to in Section 5.25 and all other consents required (including the consent of Loraca's senior lenders), for the consummation of the transactions contemplated hereby.

  9. Termination.

     9.1 Termination of Agreement. This Agreement may, by notice given at or prior to the Closing, be terminated as follows:

          (a) Mutual Consent. Loraca and the Shareholders may terminate this Agreement by mutual consent.

          (b)  Conditions Not Satisfied.

               (1) Loraca may terminate this Agreement if any of the conditions in Section 8.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Loraca to comply with its obligations under this Agreement) and Loraca has not waived such condition at or prior to the Closing.

               (2) Shareholders may terminate this Agreement if any of the conditions in Section 8.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Shareholders to comply with their obligations under this Agreement) and Shareholders have not waived such condition at or prior to the Closing.

           (c) Breach by a Party. Either Loraca or the Shareholders may terminate this Agreement if a material breach of any provisions of this Agreement has been committed by the other party and such breach has not been cured or waived at or prior to the Closing.

           (d) Closing Did Not Timely Occur. Either Loraca or Shareholders may terminate this Agreement if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with his or its obligations under this Agreement) on or before March 15, 2000, or such later date as the parties may agree upon.

      9.2  Effect of Termination.  Each party's right of termination under
Section 9.1 is in addition to any other rights the party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate; provided, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or parties or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

  10. Indemnification.

     10.1 Indemnification by Individual Shareholders. Individual Shareholders, jointly and severally, hereby agree to defend, indemnify and hold harmless Loraca, Merger Sub, and each of Loraca's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Loraca's Indemnified Persons") and shall reimburse Loraca's Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of: (a) any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Shareholder contained herein, any Schedule hereto or in any certificate, delivered to Loraca pursuant hereto; and
(b) any tax liability of Lexus or Calumet not previously paid, or for which adequate reserves have not been established in the balance sheet of Lexus as of December 31, 1998 or December 31, 1999 or disclosed in Schedule 5.5, which may at any time be asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to Loraca at or prior to the Closing); and (c) any other Loss incidental to any of the foregoing.

     10.2 Indemnification by Loraca. Loraca hereby agrees to defend, indemnify and hold harmless the Shareholders, and each of them and their affiliates, agents, successors and assigns ("Shareholders' Indemnified Persons") and shall reimburse Shareholders' Indemnified Persons for, from and against all Losses, directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of Loraca contained herein, any Schedule hereto or in any certificate, delivered to Shareholders pursuant hereto.

     10.3  Limitation on Individual Shareholder Indemnification.

           (a) "Baskets" and "Lid." Except as provided in Section 10.3(a)(3), the Loraca Indemnified Persons shall be entitled to recover Losses pursuant to
Section 10.1 as follows:

                (1) To the extent that Losses, in the aggregate, exceed $* * * but are less than $* * *, the Loraca Indemnified Persons shall be entitled to recover all of such Losses.

                (2) To the extent that Losses, in the aggregate, are greater than $* * *, but less than the Merger Consideration, the Loraca Indemnified Persons shall be entitled to recover * * *% of such Losses.

                (3) To the extent of a breach by a Shareholder of the representations made in the first sentence of Section 4, the Loraca Indemnified Persons shall be entitled to recover such Loss from the Individual Shareholder designated on Exhibit M as being responsible for the Shareholder's breach, * * *.

                (4)  * * *.

           (b) Limitation on Amount of Indemnification. No Individual Shareholder shall be obligated to indemnify the Loraca Indemnified Persons for an amount in excess of the Individual Shareholder's "Indemnification Amount" of the Merger Consideration as set forth on Exhibit M, except as set forth in
Section 10.3(a)(3).

           (c) Source of Indemnification. Any Losses to which the Loraca Indemnified Persons are entitled shall be satisfied only after the alternative dispute resolution provisions of Section 12

*  Confidential Treatment Requested

have been exhausted and then shall be satisfied with one or more of the following elected by the Individual Shareholders:

             (1) Transferring to Loraca shares of Loraca Common Stock at a price per share of $5.10.

             (2) A prorata offset against the Convertible Notes held by the Individual Shareholders.

             (3)  A cash payment.

     10.4  Limitation on Loraca Indemnification.    The Shareholders'
Indemnified Persons shall be entitled to recover Losses pursuant to Section 10.2 as follows:

           (a) To the extent that Losses, in the aggregate, exceed $* * * but are less than $* * *, the Shareholders' Indemnified Persons shall be entitled to recover all of such Losses.

           (b) To the extent that Losses, in the aggregate, are greater than $* * *, but less than the Merger Consideration, the Shareholders' Indemnified Persons shall be entitled to recover * * *% of such Losses.

           (c) The Shareholders' Indemnified Persons shall not be entitled to recover any Losses in excess of the amount set forth in this Section 10.4.

     10.5  * * *.  The representation and warranty concerting taxes contained in
Section 5.11 shall not be deemed to have been breached to the extent that * * * of the consolidated group containing Lexus and Calumet which existed on the Closing Date * * * which might be asserted by applicable taxing authority.

*  Confidential Treatment Requested

     10.6 Time Limitations. If the Closing occurs, the Individual Shareholders will have no liability (for indemnification or otherwise) hereunder with respect to any representation or warranty (except for the representation and warranty contained in Section 5.11), or covenant or obligation to be performed and complied with prior to the Closing unless on or before * * * after the Closing Date Loraca notifies Shareholders' Agent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Loraca. Notice must be given prior to expiration of the applicable statute of limitations for claims arising under Section 5.11. If the Closing occurs, Loraca will have no liability (for indemnification or otherwise) hereunder with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing unless on or before * * * after the Closing Date Shareholders' Agent notifies Loraca of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Shareholders' Agent.

     10.7  Indemnity Claims.

           (a) Notification of Claims. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claims Notice") within 30 days after (1) receipt of "Notice" (as defined in Section 13.6) of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the Notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered, and shall state the name of the executive who shall represent the Indemnitee in the mediation provided for in Section 12.

*  Confidential Treatment Requested

          (b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Claim by a third party ("Third Party Claim"), at the Indemnifying Party's own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at the Indemnifying Party's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

          (c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

          (d) Defense of Claim by Indemnitee. If, within 30 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of the Indemnifying Party's election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

       (e) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 10.6(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 10.1 or 10.2, as the case may be.

       (f) Contribution. In the event that one or more of the Individual Shareholders is required to indemnify, and does indemnify, a Loraca Indemnified Person, such Individual Shareholder or Shareholders shall have the right to contribution from any other Individual Shareholder who paid less than that Individual Shareholder's "Indemnification Percentage," as set forth on Exhibit M, of such indemnification obligation, provided, if one or more, but less than all, of the Individual Shareholders settle a claim by a Loraca Indemnified Person and other Individual Shareholder(s) do not at such time settle the claim, the Individual Shareholder(s) who did settle the claim shall not at a later date have a right, or an obligation, to contribution from or to the other Individual Shareholder(s) who may have settled the claim for a lesser or greater amount.

  11. Shareholders' Agent'. Shareholders do hereby irrevocably constitute and appoint Stilz as their agent and attorney-in-fact, on their behalf and on behalf of each of them, (a) to perform all acts which, by the provisions of this Agreement, are to be performed after the date hereof, (b) to execute and give, and to receive, all Notices required or permitted hereunder, (c) to contest, compromise and to otherwise deal with any and all set-offs, claims and proceedings hereunder, (d) to participate as a Shareholders' Indemnified Party or as an Indemnitee in the mediation and arbitration procedures provided for in
Section 12 and (e) generally, to act for and on behalf of Shareholders and each of them in all matters connected with any claim for Losses by the Loraca Indemnified Person with the same force and effect as though such act had been taken by them, or any one of them, personally. Shareholders agree that the foregoing appointment and power are coupled with an interest and every party acting hereunder or under any other instrument executed or delivered in connection with the contemplated transactions shall be entitled to rely on any action taken or omitted by Shareholders' Agent on behalf of Shareholders. Shareholders do hereby appoint Alford and Tufano who, along with the Shareholders's Agent, shall constitute a committee ("Committee"). The Committee shall direct the Shareholder's Agent in the performance of his duties hereunder by a majority vote of its members. Notwithstanding the appointment of the Committee and its directions to the Shareholders' Agent, the Shareholders' Agent shall be the exclusive representative of the Shareholders with reference to the matters set forth in this Section 11 and Section 12, and his actions shall be binding on Shareholders and Loraca shall have no duty to ascertain if the Shareholders' Agent is properly carrying out his obligations hereunder.

  12.  Mediation of Claims; Arbitration of Certain Claims.

       12.1 Party Mediation of Claims. In the event that a Claim is asserted by an Indemnitee against an Indemnifying Party, and the Indemnifying Party disputes such Claim, the parties will attempt in good faith to resolve the dispute promptly by mediation between the parties who are involved in the Claim. Within 10 days after receipt of the Claims Notice, the Indemnifying Party shall submit to the Indemnitee a written response. The response shall (a) describe the specific facts and circumstances in reasonable detail as to why the Indemnifying Party disputes the Claim and (b) the name and title of the person who will represent the Indemnifying Party. The executive of Loraca and Shareholders' Agent shall each have the authority to settle the Claim. The executive of Loraca and Shareholders' Agent shall meet at a mutually acceptable time and place within 20 days of the date of the Indemnitee's Claims Notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

       12.2 Structured Mediation of Claims. If the Claim has not been resolved by mediation pursuant to Section 12.1 within 30 days after the Indemnitee's Claims Notice, or if the Indemnifying Party will not meet within 20 days, either party may demand mediation of the Claim in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") then in effect in accordance with the following procedures and provisions:

          (a) Qualification of Mediator. Unless the parties agree otherwise, the mediator shall be a lawyer with excellent academic and professional credentials who (1) is or has been a partner in or counsel to a highly respected law firm for at least 10 years as a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters, (2) has had both training and experience as a mediator, and (3) is impartial.

          (b) Selection of Mediator. The party initiating mediation of the Claim shall give the other party a written notice setting forth the list of the names and resumes of three persons who that party ("Initiating Party") believes would be qualified as a mediator. Within 15 days after delivery of this notice, the other party ("Recipient Party") shall give a counter-notice to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party, or if no such selection is made, the Recipient Party may set forth a list of names and resumes of three persons who the Recipient Party believes to be qualified as a mediator. Within 10 days after delivery of the counter-notice the Initiating Party may designate a person to serve as mediator from among the three persons listed by the Recipient Party. If the parties cannot agree on a mediator from the three nominees submitted by each party, the mediator shall be selected by the Regional Vice President of the AAA.

          (c) Mediation Session. Within 30 days after the mediator has been selected, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours. The executive of Loraca and Shareholders' Agent shall each have authority to settle the Claim. Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (1) a written settlement is reached, or (2) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (3) the parties agree in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding, provided, if a party breaches this duty, such party shall pay all of the costs and expenses of the mediator. Except as provided in the immediately preceding sentence, each party shall pay its or his costs and expenses of the mediation, including attorneys' fees, and the costs and expenses of the mediator shall be shared equally by the parties.

           (d) Failure to Settle in Mediation. If the Claim cannot be settled as a result of the mediation sessions, the mediation process shall end and the Claim shall be resolved by arbitration as provided in Section 12.3, or be subject to judicial process as provided in Section 12.3.

           (e) Confidentiality of Mediation. All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions and nothing said or disclosed nor any document produced which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

           (f) Obligation to Mediate. The parties regard the obligation to mediate an essential provision of this Agreement and one that is legally binding on them. In case of a violation of such obligation by either party, the other may bring an action to seek enforcement of such obligation in any court of law having jurisdiction thereof.

     12.3 Arbitration of Certain Claims. If the Claim has not been resolved pursuant to the mediation procedures outlined in Sections 12.1 and 12.2 within 70 days of the initiation of such procedure, or if either party will not participate in the mediation, the Claim shall be determined by means of arbitration before the AAA. The AAA Commercial Arbitration Rules, as the same may be amended from time to time in the future, shall be applicable in the arbitration, provided, that the arbitration shall be conducted by three arbitrators, all of whom shall be appointed from a panel of at least 10 qualified arbitrators. Each party shall have the right to strike three names from the panel proposed by the AAA. The arbitrators are not empowered to award any damages, including punitive damages, in excess of compensatory damages and each party hereby irrevocably waives the right to receive any damages in excess of economic damages. The parties shall furnish each other with the originals or true copies of all books, records and other documents in their possession which the may be requested by the other party. Any decision or award of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement, as the case may be. No Claim between the parties hereto which arises by reason of any non-fulfillment or alleged non-fulfillment of any covenant, agreement or obligation, whether contained in this Agreement or otherwise, shall be so arbitrable. The arbitrators are empowered to apportion the costs and expenses of arbitration, including costs of investigation and reasonable attorneys' fees, among the parties in such manner as they deem reasonable. In the conduct of the arbitration:

           (a) Summaries of any expert testimony, along with copies of all documents to be submitted as exhibits, shall be exchanged at least 10 days before the arbitration under procedures set up by the arbitrator.

           (b) Each party's presentation at the arbitration hearing shall be limited to a maximum of five hours, and the hearing shall be completed within a maximum of three days.

           (c) The arbitration decision shall be rendered no later than 30 days after the final day of the hearing. The arbitration award shall be rendered no later than 30 days after the final day of the hearing. The arbitration award shall specify the factual and legal basis for the award.

The arbitration shall be held in Chicago, Illinois and governed by the laws of the State of Washington and the United States Arbitration Act, 9 U.S.C. (S)1-16.

     12.4 Exclusive Procedures. The procedures specified in this Section 12 shall be the sole and exclusive procedures for the resolution of Claims between the parties arising out of or relating to the matters subject to mediation and arbitration as provided herein.

      12.5 Tolling of Statutes of Limitation. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 12 are pending. The parties will take such action, if any, required to effectuate such tolling.

  13. Miscellaneous.

      13.1  Assignability; Parties in Interest.

            (a) No party hereto may assign, transfer or otherwise dispose of any of the party's rights hereunder without the prior written consent of the other parties.

            (b) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

      13.2 Entire Agreement; Amendments. This Agreement, including the Exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

      13.3 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

      13.4 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

      13.5  Non-Competition; Non-Solicitation-.

            (a) No Interference With Employees, Etc. Each Individual Shareholder agrees that after the Closing he or she shall not engage or participate in any effort or act to induce any of the suppliers, associates, employees, independent contractors, customers, or vendors to cease doing business, or terminate their association or employment with Calumet.

            (b)  Non-Competition.  For a period of * * * after the Closing
Date, neither Stilz, Alford nor Kirsch ("Non-Competing Shareholders") shall, directly or indirectly, for or on behalf of itself or any other person, firm, entity or other enterprises, have a proprietary interest in, be employed by, be a director or manager of, act as a consultant for, be a partner in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which directly or indirectly engages in the business of owning, operating or managing any mortgage origination or servicing business anywhere in any of the states listed in Schedule 5.1, provided a Non-Competing Shareholder may own no more than 10% of the securities of such corporation or other entity provided that the Non-Competing Shareholder has no other connection or relationship, direct or indirect, with the issuer of such securities.

            (c) Equity Remedies. The Individual Shareholders acknowledge that the restrictions contained in this Section 13.5 are reasonable and necessary to protect the legitimate business interests of Loraca and Calumet and that any violation thereof would result in irreparable harm to Loraca and Calumet for which the remedy at law would be inadequate. Accordingly, the Individual Shareholders agree that upon the violation by them of any of the restrictions contained in this Section

*  Confidential Treatment Requested

13.5, Loraca and/or Calumet shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction, as well as any other relief provided at law or equity, under this Agreement or otherwise. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

     13.6 Notices. All notices, request, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) mailed (registered or certified mail, postage prepaid, return receipt requested) or (b) personally delivered against a written receipt or (c) delivered to a reputable express messenger (such as Federal Express, United Parcel Service or DHL Courier) as follows:


     If to Shareholders' Agent:    Robert C. Stilz, Jr.
                                   c/o Kinkead & Stilz
                                   3120 Wall Street, Suite 350
                                   Lexington, Kentucky  40513


     With a copy (which shall not
       constitute notice) to:      Edwin H. Perry
                                   Greenebaum, Doll & McDonald PLLC
                                   3300 National City Tower
                                   101 South Fifth Street
                                   Louisville, KY  40202-3197


     If to Loraca or Merger Sub:   Loraca International, Inc.
                                   6 CenterPointe Drive,  Suite 360
                                   Lake Oswego, Oregon 9735
                                   Attn:  Bernard A. Guy

     With a copy (which shall not
       constitute notice) to:      Mark T. Lee
                                   Gray Cary Ware & Freidenrich
                                   4365 Executive Drive, Suite 1600
                                   San Diego, CA  92121


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     13.7 Release by Shareholders. As an inducement for Loraca to enter into this Agreement and as consideration therefor, and for other good and valuable consideration, and with the intention of binding the Shareholder's heirs, executors, legal representatives, and assigns, each of the Shareholders hereby fully, completely, and irrevocably forever, expressly releases and discharges Lexus, Loraca, and their prior and present officers, directors, employees, agents, legal representatives, receivers, trustees, and assigns from all claims of whatever nature, demands, actions, judgments, damages, and executions, except for each Shareholder's rights granted under this Agreement and the related documents and for any accrued but unpaid salary through the Closing, that each Shareholder hereby ever has, or now has, or may have, or that anyone claiming through or under him or her may have, or claim to have against Lexus, Calumet, Loraca, or their past or present officers, directors, employees, agents, legal representatives, receivers, trustees, or assigns.

     13.8 Survival of Representations. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto. All statements contained in any certificate or Schedule delivered by Shareholders hereto shall be deemed representations and warranties for all purposes of this Agreement.

     13.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law rules. No party hereto shall commence any litigation against another party hereto arising out of this Agreement except in a court located in the State of Washington. All parties hereby consent to jurisdiction over it by such a court.

     13.10 Expenses. Except as provided below, all fees and expenses incurred by the Shareholders, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by the Shareholders and all fees and expenses incurred by Loraca, including, without limitation, legal fees and expenses, in connection with this Agreement will be borne by Loraca, provided Lexus may pay $* * * of its legal fees incurred in connection with this Agreement.

     13.11 Knowledge. In Sections 4 and 5 of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual investor could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonable investigation concerning the existence of such fact or other matter.

     13.12 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Loraca, Merger Sub, Lexus and each of the Shareholders. All such executed counterparts shall together constitute one and the same instrument.


     In Witness Whereof, this Agreement has been duly executed and delivered by the duly

*  Confidential Treatment Requested

authorized officers of Loraca and Merger Sub, Lexus and by each of the Shareholders as of the date first above written.

                                                LORACA:

                                                Loraca International, Inc.


                                                By: ___________________________
                                                Title: ________________________

                                                               ("Loraca")


                                                Loraca Acquisition Corporation


                                                By: ___________________________
                                                Title: ________________________

                                                             ("Merger Sub")


                                                The Lexus Companies, Inc.


                                                By: ___________________________
                                                Title: ________________________

                                                               ("Lexus")


                                                SHAREHOLDERS:


                                                _______________________________
                                                       Robert C. Stilz, Jr.


                                                _______________________________
                                                  William Van Meter Alford, Jr.

                                          _____________________________________
                                                      Lynn S. Kirsch


                                          _____________________________________
                                                      David M. Oberle


                                          _____________________________________
                                           Robert C. Stilz, Jr., As Co-Trustee


                                          _____________________________________
                                              William K. Stilz, As Co-Trustee

                                                      ("Stilz Trustees")

                                          Trent Capital Management Company, As
                                          Custodian for the Robert C. Stilz, Jr.
                                          IRA

                                          By: _________________________________
                                          Title: ______________________________

                                                        ("TCM Custodian")

                                          Vine Street Trust Company, as
                                          Custodian for the William Van Meter
                                          Alford, Jr. IRA

                                          By: _________________________________
                                          Title: ______________________________

                                                         ("Vine Trustee")